Exhibit 10.1

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended Twelve Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

NET SALES	$88,618	$90,135	$315,939	$374,582
Cost of sales	65,640	67,415	239,483	288,377
GROSS PROFIT	22,978	22,720	76,456	86,205
Selling and administrative expenses	19,477	20,015	75,731	83,825
Other operating (income) expense, net	55	(24,136)	(108)	(23,988)
Facility consolidation and severance expenses, net	1,967	160	3,752	5,019
Impairment of assets	—	—	—	—
OPERATING INCOME (LOSS)	1,479	26,681	(2,919)	21,349
Interest expense	1,599	1,358	5,803	6,444
Other (income) expense, net	593	(13)	678	(57)
Income (loss) from continuing operations before taxes	(713)	25,336	(9,400)	14,962
Income tax provision (benefit)	(312)	(683)	(312)	(657)
Income (loss) from continuing operations	(401)	26,019	(9,088)	15,619
Income (loss) from discontinued operations, net of tax	83	(305)	(120)	(348)
NET INCOME (LOSS)	$(318)	$25,714	$(9,208)	$15,271

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$1.61	$(0.59)	$0.96
Discontinued operations	0.01	(0.02)	(0.01)	(0.02)
Net income (loss)	$(0.02)	$1.59	$(0.60)	$0.94

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$1.60	$(0.59)	$0.95
Discontinued operations	0.01	(0.02)	(0.01)	(0.02)
Net income (loss)	$(0.02)	$1.58	$(0.60)	$0.93

Weighted-average shares outstanding:
Basic	15,242	15,693	15,316	15,822
Diluted	15,242	15,801	15,316	15,926

-MORE-